Exhibit 23.24

CONSENT OF QUALIFIED PERSON

August 22, 2024

Re: Form S-4 Registration Statement to be filed by McEwen Mining Inc. (the “Company”)

I, Kenneth Tylee, P. Geo., consent to:

●	the incorporation by reference to the technical report titled “Technical Report Summary on the Initial Assessment of the Fox Complex” (the “Technical Report Summary”), that is current as of December 31, 2021, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”), as referenced in this Registration Statement on Form S-4 being filed by the Company with the SEC, and any amendments, prospectuses or supplements thereto (the “Form S-4”);

●	the use of and reference to my name in the Form S-4, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form S-4 and the Technical Report Summary; and

●	the incorporation by reference of any extracts from, or summary of, the Technical Report Summary in the Form S-4 and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of, and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form S-4.

I am responsible for authoring, and this consent pertains to, Sections 1.1, 1.2, 1.7, 1.8; Chapter 2.0; Chapters 6.0-8.0; Sections 22.2, 22.3; Sections 23.1, 23.2, 23.10; Chapter 24.0, and Section 25.1 of the Technical Report Summary. I certify that I have read the Form S-4 and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible.

By:	/s/ Kenneth Tylee
Kenneth Tylee, P. Geo. (#0695 Ontario) Exploration Manager (Ontario) McEwen Mining Inc.